Exhibit 10.1

CS Disco, Inc.

Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to CS Disco, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (such date, the “Effective Date”). This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

A. Annual Cash Compensation

All annual cash fees are vested upon payment and are payable to Eligible Directors in equal quarterly installments in arrears on the last day of each of the Company’s fiscal quarters in which the service occurred (each such date, the “Retainer Accrual Date”). If an Eligible Director joins the Board or a committee of the Board other than the first day of a fiscal quarter of the Company, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter that the Eligible Director provides the service and regular full quarterly payments thereafter; provided, however, that if the Eligible Director leaves service prior to the last day of a fiscal quarter, the fee for such fiscal quarter will be pro-rated.

1. Annual Board Service Retainer:
a.All Eligible Directors: $33,500
b.Independent Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $25,000

2. Annual Committee Chair Service Retainer:
a.Chair of the Audit Committee: $20,000
b.Chair of the Compensation Committee: $12,000
c.Chair of the Nominating and Corporate Governance Committee: $7,500

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.Member of the Audit Committee: $8,500
b.Member of the Compensation Committee: $5,000
c.Member of the Nominating and Corporate Governance Committee: $3,900

Notwithstanding the foregoing, no Eligible Director who (i) is affiliated or associated with any of the Company’s fund investors and (ii) was serving on the Board as of the Effective Date shall be eligible for cash compensation as set forth above until the date of the Annual Meeting held in 2024.

B. Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan or any successor plan (the “Plan”). All equity compensation granted under this Policy will be in the form of RSUs (as defined in the Plan). All RSUs granted under this Policy will vest as described below subject to the Eligible Director’s Continuous Services (as defined in the Plan) through such vesting dates on the terms specified below; provided, however, that all RSUs granted under this Policy will accelerate and vest in full upon a Change in Control (as defined in the Plan), subject in each case to the Eligible Director’s Continuous Service through such date.

1.Initial Grant. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (the “Initial Grant Date”), such Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted RSUs (the “Initial Grant RSUs”). The Initial Grant RSUs will have an aggregate grant date fair value, as calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), that is equal to $300,000.

The Initial Grant RSUs will vest in 12 equal quarterly installments measured from the Initial Grant Date. Vesting of the Initial Grant RSUs is subject in all cases to the Eligible Director’s Continuous Service (as defined in the Plan) through each such applicable vesting date.

2.Refresher Grants. On the date of each annual meeting of the Company stockholders held after the Effective Date (an “Annual Meeting”), each Eligible Director who: (i) has served as a non-employee member of the Board for at least six months prior to such Annual Meeting and (ii) continues to serve as a non-employee member of the Board following such Annual Meeting, will be automatically, and without further action by the Board or Compensation Committee of the Board, granted RSUs (the “Refresher Grant RSUs”) on such date (the “Refresher Grant Date”); provided, however, that no Eligible Director who (i) is affiliated or associated with any of the Company’s fund investors and (ii) was serving on the Board as of the Effective Date shall be eligible for a Refresher Grant RSU until the date of the Annual Meeting held in 2024. The Refresher Grant RSUs will have an aggregate grant date fair value, as calculated in accordance with FASB ASC Topic 718, that is equal to $150,000.

The Refresher Grant RSUs will vest in four equal quarterly installments measured from the Refresher Grant Date, provided that the Refresher Grant RSUs shall become fully vested as of the day immediately preceding the next Annual Meeting, if sooner. Vesting of the Refresher Grant RSUs is subject in all cases to the Eligible Director’s Continuous Service (as defined in the Plan) through each such applicable vesting date.

3.Elections to Receive a Retainer Grant in Lieu of Cash Retainer. Each Eligible Director may elect to receive all of his or her Annual Board Service Retainer payable under A(1)(a) above, beginning with the first calendar year that commences after the Effective Date and any subsequent calendar year, into an RSU Award (each, a “Retainer Grant”) in accordance with this Section 3 (such election, a “Retainer Grant Election”). If an Eligible Director timely makes a Retainer Grant Election pursuant to this Section 3, the Retainer Grant shall be automatically granted to each Eligible Director on January 1 of each year (or if such date is not a market trading day, the first market trading day thereafter) and will have an aggregate grant date fair value, as calculated in accordance with FASB ASC Topic 718, equal to the amount of Annual Board Service Retainer otherwise expected to be payable to such Eligible Director for the upcoming calendar year under A(1)(a) above. The Retainer Grant will vest in four equal installments on each Retainer Accrual Date during the year, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such applicable vesting date.

An Eligible Director may only make a Retainer Grant Election before the start of the calendar year to which such election relates and during a period in which the Company is not in a quarterly or special blackout period and the Eligible Director is not aware of any material non-public information. Each Retainer Grant Election must be timely submitted to the Company’s Chief Financial Officer (or such other individual as the Company designates) in writing and subject to any other conditions specified by the Board or Compensation Committee of the Board. An Eligible Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the Annual Board Service Retainer payable under A(1)(a) above in cash.

C. Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.